As filed with the Securities and Exchange Commission on July 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

Tallgrass Energy GP, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	4200 W. 115th Street, Suite 350 Leawood, Kansas 66211 (Address of Principal Executive Offices) (Zip Code)	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

TEGP MANAGEMENT, LLC LONG-TERM INCENTIVE PLAN

(Full title of plan)

George E. Rider

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mollie H. Duckworth

Baker Botts L.L.P.

98 San Jacinto Blvd.; Suite 1500

Austin, Texas 78701

(512) 322-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Shares, representing limited partner interests	3,144,589	$31.53 (2)	$99,148,891.17 (2)	$11,521.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Class A shares as may become issuable pursuant to the adjustment provisions of the TEGP Management, LLC Long-Term Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for the 3,144,589 Class A shares being registered hereby is based on a price of $31.53, which is the average high and low trading prices per Class A share of Tallgrass Energy GP, LP as reported by the NYSE on July 13, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

TEGP Management, LLC (the “General Partner”) will provide all participants in the TEGP Management, LLC Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, Tallgrass Energy GP, LP (the “Registrant”) has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The General Partner will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this registration statement. You should direct requests for documents to: TEGP Management, LLC, 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attention: Corporate Secretary, Telephone: (913) 928-6060.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) on May 7, 2015;

(b) The Registrant’s current report on Form 8-K filed on May 12, 2015;

(c) The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2015; and

(d) The description of the Registrant’s Class A shares representing limited partner interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-37365) filed with the Commission on April 29, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Tallgrass Energy GP, LP

Subject to any terms, conditions, or restrictions set forth in the Registrant’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under the Registrant’s partnership agreement, in most circumstances, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member (as defined in the Registrant’s partnership agreement), the General Partner or any departing general partner or (ii) any affiliate of any Group Member, the General Partner or any departing general partner;

•	any person who is or was serving at the request of the General Partner or any departing general partner, or any affiliate of the General Partner or any departing general partner, as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to any Group Member; provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; or

•	any person designated by the General Partner.

Any indemnification described above will be made only out of the Registrant’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable it to effectuate indemnification. The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the provisions of the Registrant’s partnership agreement.

TEGP Management, LLC

Subject to any terms, conditions or restrictions set forth in the General Partner’s limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the limited liability agreement of the General Partner, in most circumstances, the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise:

•	Holdings;

•	any person who is or was an affiliate of the General Partner (other than Registrant and certain of the Registrant’s subsidiaries);

•	any person who is or was a manager, member, partner, officer, director, employee, fiduciary or trustee of the General Partner or any affiliate of the General Partner (other than Registrant and certain of Registrant’s subsidiaries);

•	any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•	any person designated by the Board of Directors of the General Partner.

The General Partner may purchase and maintain, or reimburse its affiliates for the cost of, insurance on behalf of the indemnitees, the General Partner and its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the General Partner’s activities or such person’s activities on behalf of the General Partner, regardless of whether the General Partner would have the power to indemnify such person against such liability under the provisions of the General Partner’s limited liability company agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1*	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-202258), filed on February 24, 2015).

4.2*	First Amended and Restated Limited Partnership Agreement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on May 12, 2015).

4.3*	TEGP Management, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Registrant’s Form 8-K, filed on May 12, 2015).

4.4*	Specimen certificate representing Class A Shares (incorporated by reference to Exhibit 4.1 to Registrant’s Amendment No. 2 to Form S-1, filed on April 20, 2015).

4.5	Form of Employee Equity Participation Share Agreement

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on July 17, 2015.

TALLGRASS ENERGY GP, LP
By: TEGP Management, LLC, its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David G. Dehaemers, Jr., George E. Rider and Gary J. Brauchle, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ David G. Dehaemers, Jr. David G. Dehaemers, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	July 17, 2015

/s/ Gary J. Brauchle Gary J. Brauchle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 17, 2015

/s/ Gary D. Watkins Gary D. Watkins	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 17, 2015

/s/ Frank J. Loverro Frank J. Loverro	Director	July 17, 2015

/s/ Stanley de J. Osborne Stanley de J. Osborne	Director	July 17, 2015

/s/ Jeffrey A. Ball Jeffrey A. Ball	Director	July 17, 2015

/s/ John T. Raymond John T. Raymond	Director	July 17, 2015

/s/ William R. Moler William R. Moler	Director	July 17, 2015

Exhibit Index

Exhibit No.	Description

4.1*	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-202258), filed on February 24, 2015).

4.2*	First Amended and Restated Limited Partnership Agreement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on May 12, 2015).

4.3*	TEGP Management, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Registrant’s Form 8-K, filed on May 12, 2015).

4.4*	Specimen certificate representing Class A Shares (incorporated by reference to Exhibit 4.1 to Registrant’s Amendment No. 2 to Form S-1, filed on April 20, 2015).

4.5	Form of Employee Equity Participation Share Agreement

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

*	Incorporated herein by reference as indicated.